Registration No. 033-62021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LUFKIN INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Texas	75-0404410
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 South Raguet
Lufkin, Texas 75902
(Address of Principal Executive Offices)

LUFKIN INDUSTRIES, INC.
1990 STOCK OPTION PLAN
(Full Title of the Plan)

Douglas V. Smith
President and Chief Executive Officer
601 South Raguet
Lufkin, Texas 75902
(409) 634-2211
(Name and address of agent for service)

Copy to:

G. Michael O’Leary
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4360

EXPLANATORY NOTE

On August 23, 1995, Lufkin Industries, Inc., a Texas corporation (the “Registrant”), filed with the Securities and Exchange Commission a registration statement on Form S-8 (Registration No. 033-62021) (the “Registration Statement”) for the sale of 500,000 shares of common stock, par value $1 per share (the “Common Stock”). Each share of Common Stock offered by the Registration Statement included one common share purchase right that was exercisable upon the occurrence of certain specified events (the “Rights”) pursuant to the Lufkin Industries, Inc. 1990 Stock Option Plan (the “Plan”).

On May 3, 2006, the Board of Directors of the Registrant decided not to renew its shareholder rights plan (the “Rights Agreement”).  The Rights Agreement and the related Rights issued under the Rights Agreement expired by the terms of the Rights Agreement at the close of business on May 31, 2006. This Post-Effective Amendment No. 1 to the Registration Statement (this “Post-Effective Amendment”) is being filed to deregister the Rights formerly issuable under the Plan and registered under the Registration Statement. This Post-Effective Amendment will have no effect on the Common Stock registered under the Registration Statement except to deregister the Rights formerly issuabble with such Common Stock.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lufkin, State of Texas, on this 1st day of November, 2006.

LUFKIN INDUSTRIES, INC.

By:	/s/ Douglas V. Smith
Name:	Douglas V. Smith
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Lufkin Industries, Inc. hereby constitutes and appoints Douglas V. Smith and Paul G. Perez, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact an agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement on Form S-8 under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Name and Signature	Title	Date

/s/ Douglas V. Smith	Chairman of the Board, President and Chief	November 1, 2006
Douglas V. Smith	Executive Officer (Principal Executive Officer)

/s/ R.D. Leslie	Vice President, Treasurer & Chief Financial Officer	November 1, 2006
R. D. Leslie	(Principal Financial and Accounting Officer)

/s/ John F. Anderson	Director	November 1, 2006
John F. Anderson

/s/ Suzanne V. Baer	Director	November 1, 2006
Suzanne V. Baer

*	Director	November 1, 2006
Simon W. Henderson, III

/s/ J. T. Jongebloed	Director	November 1, 2006
J. T. Jongebloed

/s/ John H. Lollar	Director	November 1, 2006
John H. Lollar

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*	Director	November 1, 2006
Bob H. O’Neal

*	Director	November 1, 2006
H. J. Trout, Jr.

*	Director	November 1, 2006
Thomas E. Weiner

* By:	/s/ Douglas V. Smith
Douglas V. Smith
Attorney-in-fact

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